Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of WPS Resources Corporation, of our report dated December 21, 2006 relating to the consolidated financial statements of Elwood Energy LLC and subsidiaries (which report expresses an unqualified opinion) appearing in the Annual Report on Form 10-K/A Amendment No. 1 of Peoples Energy Corporation for the year ended September 30, 2006 and to the reference to us under the heading “Experts” in the Consent Solicitation Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 14, 2007